EXHIBIT 23.2

(David T. Thomson P.C. Letterhead)

CONSENT OF INDEPENDENT ACCOUNTANT

I consent to the incorporation by reference of my report, which includes an explanatory paragraph which discusses the Company's ability to continue as a going concern, dated March 25, 2002, relating to the December 31, 2001 financial statements of Pacific International Holding, Inc., appearing in the Annual Report on Form 10-KSB of Pacific International Holding, Inc. for the year ended December 31, 2001, in the Company's Registration Statement on Form S-8.

David T, Thomson, P.C.

/s/ David T. Thomson, PC

Salt Lake City, Utah

July 29, 2002